Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENT OF
OPERATIONS
OF BLACKBOARD INC. AND WEBCT, INC.
FOR THE YEAR ENDED DECEMBER 31, 2006

			Pro Forma		Consolidated
	Blackboard	WebCT	Adjustments		Total
	(In thousands, except share and per share data)
Revenues:
Product	$160,392	$7,179	$—		$167,571
Professional services	22,671	787	40	(a)	23,498
Other	—	40	(40	) (a)	—

Total revenues	183,063	8,006	—		191,069

Operating expenses:

Cost of product revenues, excludes amortization of acquired technology included in amortization of intangibles resulting from acquisitions shown below	39,594	636	—		40,230
Cost of professional services revenues	16,001	874	—		16,875
Research and development	27,162	2,107	—		29,269
Sales and marketing	58,340	2,545	—		60,885
General and administrative	35,823	2,522	—		38,345
Amortization of intangibles resulting from acquisitions	17,969	11	3,529	(b)	21,509

Total operating expenses	194,889	8,695	3,529		207,113

Loss from operations	(11,826)	(689)	(3,529)		(16,044)

Other income (expense), net:
Interest expense	(5,354)	32	(1,132	) (c)	(6,454)
Interest income	2,380	—	(1,033	) (d)	1,347
Other	(519)	175	—		(344)

Loss before benefit (provision) for income taxes	(15,319)	(482)	(5,694)		(21,495)

Benefit (provision) for income taxes	4,582	(86)	2,063	(e)	6,559

Net loss	$(10,737)	$(568)	$(3,631)		$(14,936)

Net loss per common share:
Basic	$(0.39)				$(0.54)

Diluted	$(0.39)				$(0.54)

Weighted average number of common shares:
Basic	27,857,576				27,857,576

Diluted	27,857,576				27,857,576

NOTES TO UNAUDITED PRO FORMA
CONDENSED COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
Note 1. Basis of Pro Forma Presentation
          On February 28, 2006, the Company completed its merger with WebCT pursuant to the Agreement and Plan of Merger dated as of October 12, 2005. Pursuant to the Agreement and Plan of Merger, the Company acquired all the outstanding common stock of WebCT in a cash transaction for approximately $178.3 million. The effective cash purchase price of WebCT before transaction costs was approximately $150.4 million, net of WebCT’s February 28, 2006 cash balance of approximately $27.9 million. The Company has included the financial results of WebCT in its consolidated financial statements beginning February 28, 2006.
          The merger was accounted for under the purchase method of accounting in accordance with SFAS No. 141, “Business Combinations” (SFAS 141). Assets acquired and liabilities assumed were recorded at their fair values as of February 28, 2006. The total purchase price was $187.5 million, including the acquisition-related transaction costs of approximately $9.2 million. Acquisition-related transaction costs include investment banking, legal and accounting fees, and other external costs directly related to the merger.
          Of the total purchase price, $18.7 million has been allocated to net tangible assets and $73.3 million has been allocated to definite-lived intangible assets acquired. Definite-lived intangible assets of $73.3 million consist of the value assigned to WebCT’s customer relationships of $39.6 million and developed and core technology of $33.7 million. Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and intangible assets acquired. The Company allocated $95.5 million to goodwill which is not deductible for tax purposes.
Note 2. Pro Forma Adjustments
          Pro forma adjustments are necessary to reflect the purchase price, to adjust amounts related to WebCT’s net tangible and intangible assets to an estimate of the fair values of those assets, to reflect the amortization expense related to the estimated amortizable intangible assets and to reclassify certain WebCT’s amounts to conform to Blackboard’s presentation.
          The pro forma adjustments included in the unaudited pro forma condensed combined consolidated statement of operations are as follows:
a)	Reclassification adjustment to conform WebCT’s revenues to Blackboard’s financial statement presentation.

b)	To reflect the fair value of acquired developed and core technology of $33.7 million and customer relationships of $39.6 million with an estimated useful life of three years. We have estimated the annual pro forma amortization expense related to the WebCT merger intangibles to be $20.3 million.

c)	To increase estimated interest expense due to increased debt balances incurred by Blackboard of $70 million at an estimated interest rate of 9% and related amortization of a portion of the $2.5 million of debt issuance costs. The acquisition debt has variable interest rates which are subject to changes in the Prime or LIBOR rate as defined in the borrowing agreement. A 1/8% increase in interest rates would have resulted in approximately $88,000 in additional annual interest expense.

d)	To eliminate a portion of interest income for Blackboard for the two months ended February 28, 2006 due to cash utilized in the acquisition.

e)	To properly record income tax provision. The adjustment reflects the expected tax benefit from pro forma adjustments.
Note 3. Pro Forma Net Loss Per Share
          The pro forma basic and diluted net loss per share are based on the weighted average number of shares of Blackboard’s common stock outstanding during the period. The diluted weighted average number of shares does not include outstanding stock options or preferred shares as their inclusion would be anti-dilutive.